SIXTH AMENDMENT TO THE EMPLOYMENT AGREEMENT

THE SIXTH AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Sixth Amendment”) is made and entered effective as of the 1st day of June, 2011, by Ross Stores, Inc. (the “Company”) and Michael Balmuth (the “Executive”). The Executive and the Company previously entered into an Employment Agreement effective May 31, 2001; a First Amendment to the Employment Agreement effective January 30, 2003; a Second Amendment to the Employment Agreement effective May 18, 2005; a Third Amendment to the Employment Agreement effective April 6, 2007; a Fourth Amendment to the Employment Agreement effective June 9, 2009; and a Fifth Amendment to the Employment Agreement effective April 23, 2010 (the original Agreement; First Amendment to the Employment Agreement; Second Amendment to the Employment Agreement; Third Amendment to the Employment Agreement; Fourth Amendment to the Employment Agreement, and Fifth Amendment to the Employment Agreement are attached and collectively referred to herein as the “Agreement”), and it is now the intention of the Executive and the Company to further amend the Agreement as set forth below. Accordingly, the Executive and the Company now enter into this Sixth Amendment.

I.	The Executive and the Company amend the Agreement by deleting the first and second sentences of paragraph 1 of the Agreement in their entirety and replacing them with the following new first and second sentences:

1. Term. The employment of the Executive by the Company will continue as of the date hereof and end on May 30, 2014, unless extended or terminated in accordance with this Agreement, including the extensions contemplated both in paragraphs 1 and 4(b). During March 2012 and during March every year thereafter (every one year) for so long as the Executive is employed by the Company, upon written request of the Executive, the Board shall consider extending the Executive’s employment with the Company.

II.	The Executive and the Company further amend the Agreement by deleting the first sentence of paragraph 4(a) of the Agreement in its entirety and replacing it with the following new sentence:

4(a). Salary. During his employment, the Company shall pay the Executive a base salary of not less than One Million One Hundred and Seventy-Six Thousand and Five Hundred Dollars ($1,176,500.00) per annum.

III.	The Executive and the Company further amend the Agreement by deleting paragraph 4(b) in its entirety and replacing it with the following new paragraph 4(b):

(b) Change in Control. In the event of a Change of Control (as defined below), the Executive shall immediately become vested in any shares of restricted stock granted to the Executive by the Company which had not vested prior to the Change in Control in accordance with the terms of the applicable stock grant agreements. A “Change of Control” shall be deemed to have occurred if: (1) any person or group (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) shall acquire during the twelve-month period ending on the date of the most recent acquisition by such person or group, in one or a series of transactions, whether through sale of stock or merger, ownership of stock of the Company that constitutes 35% or more of the total fair market value or total voting power of the stock of the Company or any successor to the Company; (2) the Company is a party to a merger, after which merger the stockholders of the Company immediately prior to the merger do not retain, directly or indirectly, beneficial ownership of stock that constitutes at least a majority of the total fair market value or total voting power of the stock of the surviving entity; or (3) all or substantially all of the Company’s assets are sold, exchanged, or transferred (other than a sale, exchange, or transfer to one or more corporations where the stockholders of the Company before and after such sale, exchange, or transfer, directly or indirectly, are the beneficial owners of at least a majority of the voting stock of the corporation(s) to which the assets were transferred).

IV.	The Executive and the Company further amend the Agreement by replacing the reference to paragraph “7(h)” with paragraph “7(g)” in the first sentence of paragraph 4(g).

V.	The Executive and the Company further amend the Agreement by deleting paragraph 4(h) in its entirety and replacing it with the following new paragraph 4(h):

4(h). Excise Tax – Best After-Tax Result. In the event that any payment or benefit received or to be received by the Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this section, be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of this paragraph 4(h), such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made by an independent advisor designated by the Company and reasonably acceptable to the Executive (“Independent Advisor”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Advisor shall assume that the Executive pays all taxes at the highest marginal rate. The Company and the Executive shall furnish to Independent Advisor such information and documents as Independent Advisor may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Advisor may incur in connection with any calculations contemplated by this Section. In the event that the provisions of paragraph 4(h) apply, then based on the information provided to the Executive and the Company by Independent Advisor, the Executive may, in the Executive’s sole discretion and within 30 days of the date on which the Executive is provided with the information prepared by Independent Advisor, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by the Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Advisor in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to the Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then the provisions of paragraph 4(h) shall apply, and the enforcement of the provisions shall be the exclusive remedy to the Company.

If, notwithstanding any reduction described in paragraph 4(h) (or in the absence of any such reduction), the IRS determines that the Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then the Executive shall be obligated to surrender or pay back to the Company, within 120 days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that the Executive’s net proceeds with respect to such Payments (after taking into account the payment of the excise tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by the Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section, the Executive shall pay the Excise Tax.

VI.	The Executive and the Company further amend the Agreement by replacing the reference to “paragraph 7(f)” with “paragraph 4(b)” in the fifth sentence of paragraph 4(i) and by adding the following sentence to the end of paragraph 4(i):

Notwithstanding the foregoing, the Executive and his spouse will be entitled to continue to receive until their respective deaths, at no cost on an after-tax basis to the Executive and his spouse, all benefits (or their cash equivalent) available to the Executive as of the date of the execution of the Sixth Amendment to this Agreement, including those benefits enumerated in paragraphs 4(i) and 4(j) herein, provided that the level of medical, dental and vision coverage shall in no event be less than the level of coverage provided to the Company’s Chief Executive Officer during the year such coverage is provided.

VII.	The Executive and the Company further amend the Agreement by replacing the reference to “$10,000” with “$20,000” in paragraph 4(j).

VIII.	The Executive and the Company further amend the Agreement by re-designating paragraph 4(k) from the Fifth Amendment to the Employment Agreement as a new paragraph 4(m) and adding the following as a new paragraph 4(o):

(o) Restricted Stock Award. The Executive shall receive a restricted stock award with a face value of Five Million and Five Hundred Thousand Dollars ($5,500,000). The number of shares awarded will be determined based on the Company’s stock price at the close of the market on May 18, 2011 as reported on the NASDAQ. Except as otherwise provided by this Agreement, the shares will “cliff” vest in full (100%) on May 26, 2014, provided the Executive continues service with the Company through such date, provided however, that restricted stock that would otherwise vest on a date on which a sale of such shares by the Executive would violate the Insider Trading Policy shall vest as set forth in the Restricted Stock Agreement. The terms and conditions of this restricted stock award will be set forth in the Notice of Grant of Award, the Restricted Stock Agreement, and the Ross Stores, Inc. 2008 Equity Incentive Plan.

IX.	The Executive and the Company further amend the Agreement by re-designating paragraph 4(l) from the Fifth Amendment to the Employment Agreement as a new paragraph 4(n), making a corresponding change to the reference to “4(l)” in such paragraph, and adding the following as a new paragraph 4(p):

(p) Performance Share Award. The Executive shall receive for the fiscal year ending on January 28, 2012 a target number of Performance Shares equal to Three Million Dollars ($3,000,000) divided by the closing market price of a share of the Company’s stock on March 16, 2011 as reported on the NASDAQ. The Performance Shares shall represent the right to receive Common Shares of the Company’s stock determined by the extent to which the target level of adjusted pretax profit for the fiscal year ending January 28, 2012, approved by the Compensation Committee of the Ross Stores, Inc. Board of Directors, has been attained and certified by the Compensation Committee. Except as otherwise provided in the Performance Share Agreement, the Company shall issue, based on performance attained, Common Shares of the Company’s stock in settlement of Performance Shares on the Settlement Date of January 13, 2014. Except as otherwise provided in the Performance Share Agreement, the Performance Shares earned, if any, shall vest on February 2, 2013. The terms and conditions of the Performance Shares shall be set forth in the Notice of Grant of Performance Shares, the Ross Stores, Inc. Performance Share Agreement (the “Performance Share Agreement”), and the Ross Stores, Inc. 2008 Equity Incentive Plan. Capitalized terms in this paragraph 4(p) shall have the same meanings assigned to such terms in the Performance Share Agreement. The Company shall continue to review annually additional grants of Performance Shares to the Executive for subsequent contract periods and shall determine the value of such performance share award targets consistent with the existing practice of the Company.

X.	The Executive and the Company further amend the Agreement by deleting paragraph 7(f) in its entirety and re-designating paragraphs 7(g) [Voluntary Termination] and 7(h) [Non-Renewal] as paragraphs 7(f) and 7(g), respectively.

XI.	The Executive and the Company further amend the Agreement by (i) replacing the first sentence of the re-designated paragraph 7(g) to read as follows “If the Executive fails to request an extension of this Agreement in accordance with paragraph 1 or if the Board fails to approve such request, this Agreement shall automatically expire on May 30, 2014.”; (ii) replacing the reference to paragraph “9(e)” with paragraph “9(f)” in the second sentence of paragraph 7(g) and (iii) by replacing the reference to “paragraph 7(h)” with “paragraph 7(g)” in the last sentence of paragraph 7(g).

XII.	The Executive and the Company further amend the Agreement by replacing the reference to “paragraph 7(h)” with “paragraph 7(g)” in paragraph 8(b)(iv).

XIII.	The Executive and the Company further amend the Agreement by deleting the phrase “Death or” in paragraph 9(b).

XIV.	The Executive and the Company further amend the Agreement by (i) replacing the reference to “paragraph 7(f)” with “paragraph 4(b)” in the first sentence of paragraph 9(c); (ii) adding “(but in no event later than 30 days after the date of such termination)” after the phrase “immediately upon such termination” in the first sentence of paragraph 9(c)(i); and (iii) deleting the second and third sentences of paragraph 9(c)(i) in their entirety.

XV.	The Executive and the Company further amend the Agreement by deleting paragraph 9(d) in its entirety and replacing it with the following new paragraphs 9(d) and (e):

9(d). Voluntary Termination. If the Executive’s employment terminates pursuant to paragraph 7(f) [Voluntary Termination], he shall not be entitled to any bonus payments which were not fully earned prior to his termination date, and he shall not be entitled to any pro rated bonus payment for the year in which his employment terminates. Any stock options granted to the Executive by the Company shall continue to vest only through the date on which the Executive’s employment terminates, and unless otherwise provided by their terms, any restricted stock, performance share awards or other equity awards that were granted to the Executive by the Company that remained unvested as of the date on which the Executive’s employment terminates shall automatically be forfeited and the Executive shall have no further rights with respect to such awards. The Company shall have no further obligations to the Executive as a result of the voluntary termination of his employment pursuant to paragraph 7(f).

9(e). Death. If the Executive’s employment terminates pursuant to paragraph 7(a) [Death], (i) his designated beneficiaries or his estate shall be entitled to receive only the salary, expense reimbursements, benefits and accrued vacation earned by the Executive through the date of the Executive’s death; and (ii) at the time payable under the applicable Company bonus plan, an annual bonus will be paid to the Executive’s designated beneficiaries or his estate for the fiscal year of the Executive’s death based upon the annual bonus that the Executive would have earned under the Company’s bonus plan for said fiscal year had the Executive not died, contingent upon the relevant annual bonus plan performance goals for said year having been obtained, capped at 100% of the Executive’s target bonus for such fiscal year and pro-rated for the time the Executive is employed during such fiscal year until the Executive’s death.

XVI.	The Executive and the Company further amend the Agreement by deleting former paragraph 9(e) (i.e., Non-Renewal) of the Agreement in its entirety and replacing it with the following new paragraph 9(f) of the Agreement:

9(f). Non-Renewal. If the Agreement expires as set forth in paragraph 7(g) [Non-Renewal], the Company shall have no further obligations to the Executive except as set forth in paragraphs 7(g) and 13 and except that (i) the Executive shall immediately become fully vested in any restricted stock granted to the Executive by the Company under the Ross Stores, Inc. Restricted Stock Agreement which has not become vested as of such expiration date, and (ii) the Company shall pay the Executive the pro-rated portion of the annual bonus for the fiscal year in which the Agreement expires, capped at 100 percent of the Executive’s target bonus for such fiscal year (such bonuses shall not be paid until due under the applicable Company bonus plan).

XVII.	The Executive and the Company further amend the Agreement by (i) re-designating paragraphs 9(f), (g) and (h) from the Fourth Amendment to the Employment Agreement as paragraphs 9(g), (h) and (i) of the Agreement, respectively, and (ii) deleting paragraphs 9(h) and (i) in their entirety and replacing them with the following new paragraphs 9(h) and (i):

9(h). Release of Claims. Notwithstanding the provisions of this paragraph 9 to the contrary, the Executive shall be entitled to any payments under paragraph 4 or this paragraph 9, provided that within sixty (60) days following the Executive’s termination of employment the Executive executes a general release of claims against the Company and its subsidiaries, affiliates, stockholders, directors, officers, employees, agents, successors and assigns in the current form approved by the Company and attached as Exhibit A (subject to any amendments required by law or regulation) (the “Release”) and the period for revocation, if any, of such Release has expired without the Release having been revoked.

9(i). Timing of Payments. Notwithstanding the provisions of this paragraph 9 to the contrary, any cash payments to which the Executive is entitled under paragraphs 4 or 9 shall be payable in accordance with the Company's payroll schedule and shall commence within 30 days after the Executive executes the Release pursuant to paragraph 9(h); provided, however, that if the Executive's termination of employment occurs in one taxable year and the 90-day period following the Executive's termination of employment (i.e., the 60-day period described in paragraph 9(h) plus the 30-day payment period provided in this paragraph 9(i)) ends in a second taxable year, the payments shall commence (i) not earlier than January 1 of such second taxable year and (ii) not later than the last day of such 90-day period.

XVIII.	The Executive and the Company further amend the Agreement by redesignating the Recoupment provision referenced as paragraph 10(c) in the Fifth Amendment to the Employment Agreement as paragraph 10(f) of the Agreement.

XIX.	The Executive and the Company further amend the Agreement by replacing the reference to “($460,000 in the event of a separation during 2008)” with “($490,000 in the event of a separation during 2011)” in the first sentence of paragraph 22(b).

XX.	The Executive and the Company further amend the Agreement by replacing the reference to “paragraph 22(d)” with “paragraph 22(e)” in the last sentence of paragraph 22(e).

XXI.	The Executive and the Company further amend the Agreement by replacing the reference to “paragraph 22(f)” with “paragraph 22(g)” in the first sentence of paragraph 22(h).

XXII.	The Executive and the Company further amend the Agreement by adding the following new paragraph 23:

23. Attorney’s Fees. The Company agrees to pay for the Executive’s reasonable attorney’s fees incurred in the negotiation of terms of the Sixth Amendment to the Employment Agreement.

Except for the amendments set forth above, the Agreement and all of its terms remain in force and in effect.

ROSS STORES, INC.	EXECUTIVE

Norman Ferber	Michael Balmuth

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